UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

The Duckhorn Portfolio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	What does today’s announcement mean?

We have entered into a definitive agreement to be acquired by Butterfly, a Los Angeles-based private equity firm. Upon completion of the contemplated transaction, The Duckhorn Portfolio will become a privately owned company. Our Board of Directors has unanimously approved entry into this agreement consistent with the best interests of our stockholders.

2.	Who is Butterfly?

Butterfly is a Los Angeles, California-based private equity firm specializing in the food and beverage sector, spanning the entire food value chain from “seed to fork,” with a diverse portfolio of brands like Milk Specialties Global, Chosen Foods, MaryRuth Organics, Orgain, Bolthouse Fresh Foods, and QDOBA, among others.

3.	Why is Butterfly interested in us?

The Duckhorn Portfolio is widely recognized as one of America’s most successful luxury wine companies, with eleven wineries, ten state-of-the-art winemaking facilities, eight tasting rooms and over 2,200 coveted acres of vineyards spanning 38 Estate properties. Our portfolio features some of North America’s most revered wineries, including Duckhorn Vineyards, Decoy, Sonoma-Cutrer, Kosta Browne, Goldeneye, Paraduxx, Calera, Migration, Postmark, Canvasback and Greenwing. We are a profitable, successful and admired company, and Butterfly sees significant potential in our organization in the years to come. Duckhorn’s curated portfolio of luxury wine brands, structurally advantaged business model, and you, Duckhorn’s world-class team, have laid the foundation for a powerful, scalable premium wine platform, which will propel Duckhorn to new heights.

4.	Why do we believe this is a great partnership?

We believe that by leveraging Butterfly’s specialized expertise and deep food and beverage network, we can continue to drive growth.

5.	We went public less than four years ago; why was this decision made now?

We pride ourselves on being one of America’s most successful luxury wine companies and recognize the importance of agility and adaptability to remain a leader in our industry. The Board of Directors regularly evaluates opportunities to enhance stockholder value, and after thoughtful consideration and strategic analysis, the Board of Directors determined that this opportunity maximizes value for stockholders. We further believe we will be able to move quickly and unlock greater potential as a privately held company supported by a strategic partner like Butterfly. With their expertise, resources and guidance, we believe The Duckhorn Portfolio will be better positioned to capitalize on growth opportunities in the future.

6.	Will TSG Consumer Partners or Brown-Forman Corporation own any part of The Duckhorn Portfolio going forward?

At present, it is not anticipated that funds affiliated with TSG Consumer Partners or Brown-Forman Corporation will retain any ownership in The Duckhorn Portfolio after closing.

7.	Will The Duckhorn Portfolio remain a public company?

No. At the close of this transaction, The Duckhorn Portfolio will become a privately held company.

8.	Is this transaction a signal that our company is in distress?

Not at all. If you look at the results from our earnings report today, you can see that our sales continue to outperform the luxury wine market. This past fiscal year was a transformative year for our company, with the acquisition of Sonoma-Cutrer and the alignment of our distribution network. Butterfly sees significant potential in our organization that may not be reflected in our current stock price. We believe that by leveraging Butterfly’s specialized expertise and deep food and beverage network, we can continue to drive growth and accelerate our strategy.

9.	When will the transaction be complete and close?

The proposed transaction is expected to close this winter, subject to stockholder approval, regulatory approvals and customary closing conditions. Over the next few months, we will work with Butterfly with respect to transaction-related activities. We expect no disruption in day-to-day activities during this period. Until transaction close, it remains business-as-usual as we remain a separate and independent company.

10.	Will there be any broad changes to the organization or workforce?

While we can never know the future today, we do not anticipate major changes, and it is business-as-usual as a separate company. It’s important that we remain focused on making and selling world-class wines, engaging our guests and enriching the communities in which we live.

11.	How is this announcement going to impact how I do my job?

It’s important that we remain focused on making and selling world-class wines, engaging our guests and enriching the communities in which we live. Everyone should continue working on a business-as-usual basis.

12.	Who will I report to?

You will continue to report to your current manager.

13.	Will our work processes change?

Your work processes will not change at this time.

14.	What happens to the equity securities granted by the Company that employees hold at closing?

The treatment of equity securities, restricted stock units (RSUs) and options to purchase shares of Duckhorn common stock (Options), at the closing of the contemplated transaction that are held by employees is governed by the Merger Agreement and Duckhorn’s equity plan documents:

•	All common shares (as of the closing) will be converted into the right to receive $11.10 per share at the closing of the merger.

•	All vested (as of the closing) RSUs will be converted into a right to receive $11.10 per share at the closing of the merger.

•	All vested (as of the closing) Options with a strike price below $11.10 will be converted into a right to receive the difference between $11.10 and the strike price at the closing of the merger.

•	All vested (as of the closing) Options with a strike price at or above $11.10 have no value and will be cancelled at the closing of the merger.

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All unvested (as of the closing) RSUs will be converted into a right to receive $11.10 per share at such times as (and on the same terms and conditions as) the RSUs would otherwise have vested over the next few years, with each future vesting date accelerated forward by six months, assuming the employee’s continued employment at Duckhorn. For example, if a vesting event would have occurred in September 2025, the right to receive cash for the RSUs vesting at that time would be accelerated to March 2025. Notwithstanding the foregoing, awards granted in September 2024 (or later) will not accelerate and the schedule on which employees receive the cash consideration will be the original four-year vesting schedule (with one-fourth vesting each September in 2025, 2026, 2027 and 2028).

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All unvested (as of the closing) Options with a strike price below $11.10 will be converted into a right to receive the difference between $11.10 and the strike price at such times as (and on the same terms and conditions as) the options would otherwise have vested over the next few years, with each future vesting date accelerated forward by six months, assuming the employee’s continued employment at Duckhorn. For example, if a vesting event would have occurred in September 2025, the right to receive cash for the Options vesting at that time would be accelerated to March 2025. Notwithstanding the foregoing, awards granted in September 2024 (or later) will not accelerate and the schedule on which employees receive the cash consideration will be the original four-year vesting schedule (with one-fourth vesting each September in 2025, 2026, 2027 and 2028).

•	All unvested (as of the closing) Options with a strike price at or above $11.10 have no value and will be cancelled at the closing of the merger.

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In the event an employee is terminated by the Company after the closing “without cause,” the cash payments associated with any unvested equity securities will be paid in full to the employee at such time.

•	Employees are encouraged to discuss any tax questions associated with these matters with their personal tax professional.

15.	What will happen to the ESPP?

The treatment of Duckhorn’s Employee Stock Purchase Plan (ESPP), at the closing of the contemplated transaction that is held by employees is governed by the Merger Agreement and Duckhorn’s ESPP documents:

•	No new participants will begin participating in the ESPP.

•	Current participants will not be allowed to increase their payroll contribution rates.

•	No new offering periods under the ESPP will begin.

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If closing occurs prior to the end of the current offering period under the ESPP (December 30, 2024), the current offering period will be amended so that the exercise date will occur immediately prior to the closing, at which point ESPP balances will be used to purchase shares on such exercise date, and remaining cash balances if any will be returned to participants.

•	The ESPP will terminate no later than the closing of the merger.

16.	How will transaction updates be shared with employees?

We are committed to keeping you updated throughout this process. You can also submit any questions to People@duckhorn.com.

17.	Can we talk about this outside the company?

The press release announcing the entry into the agreement to be acquired was disseminated earlier today. You are free to talk about the potential transaction. However, you must limit your comments to the written information that has been provided to you and filed publicly. Press inquiries should be directed to Belinda Weber. Please direct investor-related inquiries to ir@duckhorn.com. Except for those individuals who have been designated as our spokespeople, no one should have contact with the media, investors or other industry employees about this transaction.

18.	May I ‘Like’ tweet or share a post on social media about the transaction?

No. Employees are not permitted to share, blog, like, reply, comment, reference, or forward or repost articles, including the press release issued by The Duckhorn Portfolio and Butterfly, that discuss the potential sale or Duckhorn’s financial performance on any social media sites including, Facebook, Twitter, Instagram, Reddit, LinkedIn, etc. This also means that employees may not engage with, or disseminate any third-party articles, statements, social media content, or other communications relating to the news of the transaction or The Duckhorn Portfolio’s performance.

19.	What happens next?

The transaction is expected to close this winter, subject to customary closing conditions. The agreement includes a 45-day “go-shop” period expiring at 11:59 p.m. (Pacific time) on November 20, which permits our Board of Directors and its financial advisor to actively initiate, solicit and consider alternative acquisition proposals from third parties. This is a common practice in this type of agreement to ensure our Board of Directors acts in the best interest of our stockholders. There can be no assurance that this process will result in a superior proposal, and our Board of Directors does not intend to disclose developments concerning the “go-shop” process unless and until it determines such disclosure is appropriate or is otherwise required.

20.	How will this transaction affect our business?

We’re committed to ensuring that this change does not disrupt our business. We believe that our continued success is based on the collective dedication and commitment of our more than 750 team members. Moreover, adapting to change and evolving our business has long been part of our DNA. We remain a separate and independent company until closing.

21.	Will the current leadership team remain in place?

We will continue to operate the Company on a business-as-usual basis. The leadership team will be working to ensure a smooth and successful transition

22.	What type of interaction will we have with Butterfly prior to the closing of the transaction?

Subject to the applicable legal requirements, during the next few months, Butterfly will want to spend more time getting to know our people and gaining an even deeper understanding of our business. We anticipate that senior management and others at our Company will be meeting with the Butterfly management team in the coming weeks to help better understand the organizational structure and roles of each team.

23.	When will the transaction be final?

The transaction is expected to close this winter, subject to stockholder approval, regulatory approvals and customary closing conditions.

24.	How will this announcement impact my job as a leader?

Over the next few months, we will work with Butterfly on transaction-related activities. We expect no disruption in day-to-day activities. It’s important that we remain focused on making and selling world-class wines, engaging our guests and enriching the communities in which we live. Everyone should continue working on a business-as-usual basis.

25.	What is expected of our employees?

We have experienced a lot of changes over the past year, much of it exciting and positive. We realize that this announcement represents another change. It is critical to continue to focus on what you can control and do a great job for our employees, customers, partners, and stockholders. Practice operational excellence in everything you do, remain focused on doing a great job and don’t let this transaction sidetrack you in any way.

26.	What can I do to support my team?

Keep working with your team on a business-as-usual basis. It is important to check in with direct reports and have regular open communications with your employees. You can always seek the assistance of your leader or the People team.

27.	What can I do to help with the process?

First and foremost, it is business-as-usual as we remain a separate and independent company until closing. It’s important that we remain focused on making and selling world-class wines, engaging our guests and enriching the communities in which we live. You will be notified if your assistance is needed in the process of planning for the transition.

28.	How will our growers, suppliers and distributors be affected?

We anticipate no changes to our relationships with growers, suppliers, and distributors.

29.	What does this transaction mean for customers/partners?

The fact that we will be a privately held company again should have no impact on the products or services we take pride in making and delivering to our customers and partners. It simply means that we will no longer be a publicly traded company.

30.	When will trading in our stock end?

We currently anticipate that public trading in our stock will be suspended on the closing date of the transaction. Following the closing, our common stock will no longer be listed on the New York Stock Exchange.

31.	Why is there disclaimer language at the bottom of emails and documents about the transaction?

Because some of our employees hold stock in The Duckhorn Portfolio, and a vote of our stockholders is required as a condition to the closing of this transaction, we are required by the U.S. Securities and Exchange Commission to include legal disclaimers in certain communications related to the transaction.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding Duckhorn’s pending acquisition by Butterfly (the “Merger”), including the value of, timing and prospects of the Merger and Duckhorn’s strategy, goals and future focus areas. These forward-looking statements involve risk and uncertainties that are based on Duckhorn management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “will,” “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including: (a) risks related to the satisfaction of the conditions to closing of the Merger (including the failure to obtain necessary regulatory approvals and the requisite approval of the stockholders) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (c) risks related to disruption of management’s attention from Duckhorn’s ongoing business operations due to the Merger; (d) disruption from the Merger making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with Duckhorn’s customers, distributors, suppliers and others with whom it does business; (e) significant transaction costs; (f) the risk of litigation and/or regulatory actions related to the Merger; (g) the possibility that competing offers or acquisition proposals for Duckhorn will be made; (h) restrictions imposed on our business during the pendency of the Merger; and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) by Duckhorn, including under the heading “Risk Factors” in Duckhorn’s Annual Report on Form 10-K filed with the SEC on October 7, 2024, in any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K and other filings that Duckhorn may file from time to time, copies of which are available free of charge on the SEC website at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. All forward-looking statements in this communication are based on information available to Duckhorn and Butterfly as of the date of this communication, and each does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Additional Information and Where to Find It

In connection with the Merger, Duckhorn will file with the SEC a preliminary proxy statement of Duckhorn (the “Proxy Statement”). Duckhorn plans to mail to its stockholders a definitive Proxy Statement in connection with the Merger. DUCKHORN URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DUCKHORN, THE MERGER AND RELATED MATTERS. You will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by Duckhorn with the SEC at the website maintained by the SEC at www.sec.gov. You also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by Duckhorn with the SEC by accessing the Investor Relations section of Duckhorn’s website at https://ir.Duckhorn.com/.

Participants in the Solicitation

Duckhorn and Marlee Buyer, Inc. and certain of their affiliates, directors, executive officers and other employees, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Merger. Information regarding the Company’s directors and executive officers is contained in the “Director Compensation,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of the Company, which was filed with the SEC on November 22, 2023 (the “Annual Meeting Proxy Statement”) and will be contained in the proxy statement to be filed by the Company in connection with the Merger. Any change of the holdings of the Company’s securities by its directors or executive officers from the amounts set forth in the Annual Meeting Proxy Statement have been reflected in the following Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC: by Jennifer Jung Fall, filed on June 21, 2024; by David A. Burwick, filed on May 23, 2024; by

Deirdre Mahlan, filed on May 1, 2024, March 29, 2024 and December 11, 2023; by Sean B.A. Sullivan, filed on April 10, 2024, March 19, 2024, January 16, 2024 and December 20, 2023; by Zach Rasmuson, filed on March 19, 2024, January 10, 2024 and December 20, 2023; by Pete Przybylinski, filed on March 19, 2024 and January 10, 2024; by Adriel G Lares, filed on January 19, 2024; and by Michelle J. Gloeckler, filed on January 19, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the Merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, the Company’s website at https://ir.duckhorn.com. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the Merger when they become available. These documents can be obtained free of charge from the sources indicated above.